                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              MAGELLAN HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                              MAGELLAN HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
                   (Name of person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.
     6)  Amount Previous Paid:
         -----------------------------------------------------------------------
     7)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     8)  Filing Party:
         -----------------------------------------------------------------------
     9)  Date Filed:
         -----------------------------------------------------------------------

                          [LOGO]

                                                                  [LOGO]

                                January 9, 1998

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Magellan Health Services, Inc. ("Magellan") on February 6, 1998, at 10:00 A.M. The Annual Meeting will be held at 191 Peachtree Street, 50th Floor, Atlanta, Georgia. A Notice of Annual Meeting, Proxy Statement and Proxy containing information about matters to be acted on at the Annual Meeting are enclosed.

    I encourage you to attend the Annual Meeting.

    I look forward to seeing you at the Annual Meeting. REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. This will ensure that sufficient shares are represented and voted at the Annual Meeting. Returning your completed proxy card will not limit your right to vote in person if you attend the Annual Meeting.

                                          Very truly yours,

                                                        [LOGO]

                                          Mac Crawford
                                          CHAIRMAN OF THE BOARD OF DIRECTORS,
                                          PRESIDENT
                                           AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                         MAGELLAN HEALTH SERVICES, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 6, 1998

                            ------------------------

    The Annual Meeting of Stockholders of Magellan Health Services, Inc., a Delaware corporation (the "Company" or "Magellan"), will be held at 191 Peachtree Street, 50th floor, Atlanta, Georgia, on February 6, 1998, at 10:00 A.M., local time, to consider and act upon the following:

        1. A proposal to elect three directors to three-year terms expiring at the 2001 annual meeting of stockholders or until their successors are duly elected and qualified;

        2. A proposal to approve the Magellan Health Services, Inc. 1998 Stock Option Plan (the "1998 Plan"); and

        3.  Such other matters as may properly come before the Annual Meeting.

    Stockholders of record at the close of business on December 18, 1997 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company during normal business hours from January 15 through February 5, 1998.

    Your attention is directed to the accompanying Proxy Statement.

                                                [LOGO]

                                          Linton C. Newlin

                                          SECRETARY

Atlanta, Georgia
January 9, 1998.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY. THE PROXY IS REVOCABLE AND YOU MAY VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                         MAGELLAN HEALTH SERVICES, INC.
                           3414 PEACHTREE ROAD, N.E.
                                   SUITE 1400
                             ATLANTA, GEORGIA 30326

                            ------------------------

                            PROXY STATEMENT FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                               THE ANNUAL MEETING

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board from the holders of the Company's Common Stock, $.25 par value per share (the "Common Stock"), for use at the Annual Meeting to be held at 10:00 A.M., local time, on February 6, 1998, and any adjournment or postponement thereof. The Annual Meeting will be held at 191 Peachtree Street, 50th Floor, Atlanta, Georgia. This Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders on or about January 9, 1998. At the Annual Meeting, stockholders will be asked to consider and vote upon:

        1. A proposal to elect three (3) directors for three-year terms expiring at the 2001 annual meeting of stockholders or until their successors are duly elected and qualified;

        2.  A proposal to approve the 1998 Plan; and

        3.  Such other matters as may properly come before the Annual Meeting.

    The Board is not aware of any other matters that may properly come before the Annual Meeting. If any such other matters properly come before the Annual Meeting, it is the intention of the persons named as proxies on the form of proxy card sent with this Proxy Statement (the "Proxies") to vote in accordance with their best judgment on such matters.

    THE BOARD HAS UNANIMOUSLY APPROVED THE NOMINEES FOR ELECTION AS DIRECTORS AND THE 1998 PLAN, AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO ELECT SUCH NOMINEES AND FOR THE 1998 PLAN.

                                     VOTING

    The Board has fixed the close of business on December 18, 1997, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, 28,758,305 shares of Common Stock were outstanding. Each share is entitled to one vote on each matter presented for a vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for the transaction of business at the Annual Meeting. A stockholder who has returned a proxy may revoke it at any time before the Annual Meeting by executing a later-dated proxy, by voting by ballot at the Annual Meeting or by filing with the inspector of election an instrument of revocation.

    Stockholders should specify their choices on the enclosed proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR the proposal to elect the nominees as directors, and FOR the 1998 Plan. If any other matters properly come before the Annual Meeting, the Proxies will vote on such matters in their discretion.

    Shares held by stockholders present at the Annual Meeting in person who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the Annual Meeting for quorum purposes. With respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome of the vote. With respect to the 1998 Plan, abstentions will have the effect of a vote against the 1998 Plan and broker non-votes will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

VOTING BY ESOP PARTICIPANTS

    Each participant in the Company's Employee Stock Ownership Plan (the "ESOP") is being sent a Proxy Statement and an ESOP proxy card to vote the Common Stock allocated to such participant's ESOP Account (the "Allocated Shares"). The ESOP proxy card may be used by a participant to give directions to the ESOP Trustee as to how such participant's Allocated Shares should be voted. In order to give directions to the ESOP Trustee, a participant must complete, sign and date the ESOP proxy card and return it to the ESOP Trustee in a timely manner. To be considered timely, the ESOP Trustee must receive the ESOP proxy card prior to the Annual Meeting. As of the record date, 31,615 shares of Common Stock were held by the ESOP Trustee and eligible to be voted at the Annual Meeting.

    Under the terms of the ESOP, the ESOP Trustee is required to keep participant voting instructions confidential and may not divulge such instructions to any person, including officers and employees of the Company. Neither the ESOP Trustee nor the Administrative Committee of the ESOP (consisting of three officers of the Company) will make recommendations to participants about whether or how to vote.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be paid by the Company. Banks, brokers and other custodians, nominees and fiduciaries are requested to forward proxy materials to the beneficial owners of Common Stock and to secure their voting instructions, if necessary. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. Certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by mail, telephone or personal contact. In addition, the firm of MacKenzie Partners, Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of approximately $5,000 plus expenses.

                       PRINCIPAL HOLDERS OF COMMON STOCK

    The following table sets forth certain information as of November 30, 1997 (except as otherwise noted) with respect to any person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock:

                                                                                   AMOUNT AND NATURE
                                                                                     OF BENEFICIAL        PERCENT OF
NAME AND ADDRESS                                                                       OWNERSHIP             CLASS
-------------------------------------------------------------------------------  ----------------------  -------------
Rainwater-Magellan Holdings, L.P...............................................          5,835,078(1)           18.8%
  777 Main Street
  Suite 2700
  Ft. Worth, TX 76102
Albert O. Nicholas.............................................................          2,736,000               9.4%
  Nicholas Company, Inc.(2)
  700 North Water Street
  Suite 1010
  Milwaukee, WI 53202
Wellington Management Company, LLP(3)..........................................          2,337,300               8.0%
  75 State Street
  Boston, MA 02109
Lazard Freres & Co., LLC(4)....................................................          2,101,895               7.2%
  30 Rockefeller Plaza
  New York, NY 10020
First Pacific Advisors, Inc.(5)................................................          1,592,500               5.5%
  11400 West Olympic Blvd.
  Suite 1200
  Los Angeles, CA 90064

------------------------

(1) Includes 1,942,996 shares of Common Stock that Rainwater-Magellan Holdings, L.P. ("Rainwater-Magellan") has the right to acquire pursuant to a Warrant, dated as of January 25, 1996 (the "Rainwater Magellan Warrant"), and 6,250 shares that Darla D. Moore, a director of the Company and spouse of Richard
    E. Rainwater, has the right to acquire upon the exercise of options. Under the rules of the United States Securities and Exchange Commission (the "SEC"), Rainwater, Inc., the general partner of Rainwater-Magellan and Richard E. Rainwater, the sole owner and sole director of Rainwater, Inc., are also deemed to be beneficial owners of the shares owned by Rainwater-Magellan. Information concerning beneficial ownership of securities by Rainwater-Magellan is based on its Form 4, dated April 4, 1997.

(2) Information concerning beneficial ownership of securities by Nicholas Company, Inc. is based on its Form 13F, dated October 21, 1997.

(3) Information concerning beneficial ownership of securities by Wellington Management Company, LLP is based on its Form 13F dated November 7, 1997.

(4) Information concerning beneficial ownership of securities by Lazard Freres & Co., LLC is based on its Form 13F, dated November 12, 1997.

(5) Information concerning beneficial ownership of securities by First Pacific Advisors, Inc. is based on its Form 13F dated November 13, 1997.

    Nicholas Company, Inc. is a registered investment advisor and possesses sole dispositive power over the 2,736,000 shares of Common Stock owned by it. Nicholas Fund, Inc. is a registered investment company managed by Nicholas Company, Inc. and possesses sole voting power over 166,000 shares of the 2,736,000 shares owned by Nicholas Company, Inc. and no voting power over 2,570,000 of such shares.

Albert O. Nicholas may be deemed to be a beneficial owner of the shares held by Nicholas Company, Inc. under SEC rules because of his control of Nicholas Company, Inc. Mr. Nicholas is the President, a director and majority stockholder of Nicholas Company, Inc. and disclaims beneficial ownership of all securities reported as beneficially owned by Nicholas Company, Inc.

    Wellington Management Company, LLP is an institutional investment manager and possesses sole dispositive power over 2,299,300 shares of Common Stock and shares dispositive power over 38,000 shares of Common Stock owned by it. Wellington Management Company, LLP possesses sole voting authority over 1,416,200 shares of Common Stock, shared voting power over 38,000 shares of Common Stock and no voting power over 883,100 shares of Common Stock.

    Lazard Freres & Co., LLC is an institutional money manager and possesses sole dispositive power over all of the shares of Common Stock owned by it and possesses sole voting authority over all of the shares of Common Stock owned by it.

    First Pacific Advisors, Inc. is an institutional money manager and possesses sole dispositive power over 1,200,000 of the shares of Common Stock owned by it and shares dispositive power over 392,500 of such shares. It possesses no voting power over 1,200,000 of such shares and shares voting power over 392,500 of such shares.

                             ELECTION OF DIRECTORS

    Under the Restated Certificate of Incorporation, the number of directors is currently fixed at twelve. There are now two vacancies on the Board. The directors are divided into three classes, with the nominees in a single class being elected each year to serve three-year terms. At the Annual Meeting, the Board will nominate three individuals to serve as directors for three-year terms expiring at the 2001 annual meeting of stockholders or until their successors are duly elected and qualified. Of the current ten directors, four will continue to serve for terms expiring in 1999 and three will continue to serve for terms expiring in 2000 (the "Continuing Directors").

    G. Fred DiBona, Jr. was elected to the Board on January 22, 1996 pursuant to the Stockholders Agreement, as amended, among the Company, Independence Blue Cross and certain other minority stockholders of Green Spring Health Services, Inc., the Company's majority-owned managed behavioral healthcare company ("Green Spring"). The terms of the Stock and Warrant Purchase Agreement entered into by the Company and Rainwater-Magellan in connection with Rainwater-Magellan's purchase of shares of the Company's Common Stock and the Rainwater-Magellan Warrant in a private placement (the "Private Placement") provide that Rainwater-Magellan has the right to designate a nominee acceptable to the Company for election as a director of the Company for so long as Rainwater-Magellan, Rainwater, Inc., Richard E. Rainwater, Darla D. Moore and their affiliates continue to own beneficially a specified minimum number of shares of Common Stock. Darla D. Moore was designated by Rainwater-Magellan for election as director and Ms. Moore was elected a director by the Board on February 22, 1996. See "Certain Relationships and Related Transactions."

    If the nominees listed below are unable to serve (which is not anticipated), the Board will designate substitute nominees, in which case the Proxies will vote all valid proxies for the election of such substitute nominees. The Proxies may not vote proxies for a greater number of nominees than the number named below.

    The table below sets forth the name and certain other information about the persons nominated for election as directors and the Continuing Directors.

                                                                    POSITION WITH THE COMPANY,
NAME, AGE, AND DATE                                                   PRINCIPAL OCCUPATIONS
FIRST BECAME A                                                        DURING PAST FIVE YEARS
DIRECTOR                      TERM EXPIRING                          AND OTHER DIRECTORSHIPS
---------------------------  ---------------  ----------------------------------------------------------------------
                                               NOMINEES TO THE BOARD
                                             FOR TERMS EXPIRING IN 2001

Andre C. Dimitriadis                 2001     Chairman and Chief Executive Officer of LTC Properties (a healthcare
57                                            real estate investment trust) (since 1992). Director of Health
July 1992                                     Management, Inc. and Assisted Living Concepts, Inc.
A.D. Frazier, Jr.                    2001     President and Chief Executive Officer, Invesco Inc. (a registered
53                                            investment advisor) (since 1996); Senior Executive Vice President and
May 1995                                      Chief Operating Officer for the Atlanta Committee for the Olympic
                                              Games (1991-1996). Director of Invesco PLC and three registered investment companies of which Invesco PLC is the registered investment advisor.
G. Fred DiBona, Jr.                  2001     Director, President and Chief Executive Officer of Independence Blue
46                                            Cross (a health insurance company) (since 1990). Director of
January 1996                                  Pennsylvania Savings Bank and Philadelphia Suburban Water Company.

                                                CONTINUING DIRECTORS
Edwin M. Banks                       1999     Securities Analyst, W.R. Huff Asset Management Co., LLC (a registered
35                                            investment advisor) (since 1988). Director of American Communications
July 1992                                     Services, Inc. and Del Monte Corporation.
Daniel S. Messina                    1999     Chief Financial Officer of Aetna U.S. Healthcare (since January 1998);
42                                            Vice President--Business Strategy--Aetna U.S. Healthcare (1997);
December 1997                                 Deputy Chief Financial Officer, Aetna U.S. Healthcare (1997-1996);
                                              Vice President Financial Relations and Chief of Staff to the Vice
                                              Chairman for Strategy, Finance and Administration, Aetna, Inc.
                                              (1996-1995) and Vice President and Controller, Aetna Health Plans
                                              (1995-1991).
Darla D. Moore                       1999     Private Investor, Rainwater, Inc. (investments) (since 1994); Managing
43                                            Director, The Chase Manhattan Bank, N.A. (commercial banking)
February 1996                                 (1982-1994).
Jeffrey A. Sonnenfeld                1999     President, The Chief Executive Institute (education) (since December
43                                            1997); Professor of organization and management and director of the
September 1997                                Center for Leadership & Career Studies of the Goizueta Business School
                                              at Emory University (1989-1997). Director of Klaster Cruise Limited,
                                              Masely Securities Corporations, Transmedia-CBS, Inc. and U.S.
                                              Franchise Systems.

E. Mac Crawford                      2000     Chairman of the Board, President and Chief Executive Officer (since
48                                            1993); President and Chief Operating Officer (1992-1993); Director of
April 1990                                    First Union National Bank of Georgia and Integrated Health Services,
                                              Inc.

Raymond H. Kiefer                    2000     Retired insurance executive (since 1992); President, Allstate
70                                            Insurance Company (1989-1992).
July 1992

                                                                    POSITION WITH THE COMPANY,
NAME, AGE, AND DATE                                                   PRINCIPAL OCCUPATIONS
FIRST BECAME A                                                        DURING PAST FIVE YEARS
DIRECTOR                      TERM EXPIRING                          AND OTHER DIRECTORSHIPS
---------------------------  ---------------  ----------------------------------------------------------------------
Gerald L. McManis                    2000     President of McManis Associates, Inc. ("MAI") (strategy development
61                                            and management consulting firm for healthcare and healthcare-related
February 1994                                 companies) (since 1965). Director of MMI Companies, Inc.

VOTE REQUIRED

    Directors will be elected by a plurality of the votes cast at the Annual Meeting, assuming a quorum is present. Any shares not voted at the Annual Meeting, whether due to abstention, broker non-votes or otherwise, will have no impact on the election of directors. Votes will be tabulated by inspectors of election appointed by the Board.

    THE BOARD RECOMMENDS THE NOMINEES FOR ELECTION AS DIRECTORS AND URGES STOCKHOLDERS TO VOTE "FOR" MESSRS. DIMITRIADIS, FRAZIER AND DIBONA. SHARES REPRESENTED AT THE ANNUAL MEETING BY PROPERLY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" EACH OF THE NOMINEES.

                               BOARD INFORMATION

    During the fiscal year ended September 30, 1997, the Board held 12 meetings. Each director attended more than 75% of the meetings of the Board and committees of the Board on which he or she was a member, except Mr. Frazier, who attended 72% of such meetings. During fiscal 1997, Mr. Frazier attended 75% of the Board's regular meetings and 100% of the meetings of the committees of the Board on which he was a member.

    The Board has standing Audit, Compensation and Finance Committees. There is no nominating committee of the Board.

    AUDIT COMMITTEE. The Audit Committee consists of Messrs. Frazier (Chairman), DiBona, Kiefer and Sonnenfeld. The Audit Committee held one meeting during fiscal 1997. The Audit Committee makes recommendations to the Board regarding the engagement of independent auditors, reviews the scope and results of audits of the Company, reviews the Company's internal accounting controls and the activities of the Company's internal audit staff, and reviews the non-audit professional services furnished to the Company by its independent auditors.

    COMPENSATION COMMITTEE. The Compensation Committee consists of Messrs. Frazier (Chairman), Banks, Dimitriadis and McManis. Mr. Banks was appointed to the Compensation Committee in January 1997. The Compensation Committee held three meetings during fiscal 1997. The Compensation Committee's duties are described under the caption "Compensation Committee Report on Executive Compensation."

    FINANCE COMMITTEE. The Finance Committee consists of Ms. Moore (Chairperson), and Messrs. Banks, Dimitriadis and Messina. The Finance Committee reviews the Company's existing equity and debt capital structure and the terms, interest rates, amortization and maturity schedules, restrictive covenants and other provisions of agreements and indentures relating to the Company's debt structure; reviews any significant proposed changes in the equity or debt capital structure of the Company; reviews the Company's actual and budgeted cash flows and capital expenditures, the Company's cash management system and any proposed changes in the cash management system, investment policies relating to cash and cash equivalents and any proposed material changes in the terms of any retirement or pension plan of the Company or any subsidiary; and reports and makes recommendations to the Board concerning the matters described above. The Finance Committee held no meetings during fiscal 1997, because the Board of Directors as a whole considered the matters within the Finance Committee's jurisdiction.

    During fiscal 1997, each non-employee director received a monthly retainer of $2,000, and a fee of $1,000 for each Board meeting and $1,000 for each Board committee meeting attended. In addition, during fiscal 1997, Mr. Sonnenfeld was granted an option under the 1996 Directors' Stock Option Plan to purchase 25,000 shares of Common Stock, at an exercise price of $30.8123. Mr. Crawford received no additional compensation for serving as a director. In accordance with Aetna U.S. Healthcare's policy, Mr. Messina will not accept any compensation nor any option grants for serving as a director.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to the Company's Chief Executive Officer and the Company's four next most highly compensated executive officers (the "Named Executive Officers"), for the three fiscal years ended September 30, 1997:

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION                LONG-TERM
                                                    ------------------------------------------  COMPENSATION
         NAME AND PRINCIPAL              FISCAL                                 OTHER ANNUAL    -------------     ALL OTHER
              POSITIONS                   YEAR        SALARY       BONUS      COMPENSATION(1)   OPTIONS(#)(2)  COMPENSATION(3)
        ---------------------          -----------  ----------  ------------  ----------------  -------------  ----------------
E. Mac Crawford......................        1997   $  806,250  $  2,475,000    $         --        933,666      $    166,575
  Chairman of the Board, President           1996      712,500       153,500              --        300,000           181,936
  and Chief Executive Officer                1995      600,000            --         177,236             --           204,095

Craig L. McKnight(4).................        1997      378,688       150,000          59,743         65,000            45,158
  Executive Vice President and Chief         1996      361,250        50,000              --         25,000            73,891
  Financial Officer                          1995      204,167            --          45,668        100,000            11,218

Steve J. Davis(5)....................        1997      337,500       150,000              --        167,500            43,750
  Executive Vice President--                 1996      256,667        50,000              --         40,000            50,449
  Administrative Services and General        1995      182,083            --          21,121             --            91,972
  Counsel

Henry T. Harbin M.D.(6)..............        1997      338,069       161,707              --        125,000            10,750
  Executive Vice President and               1996      236,705       167,195              --        100,000            10,750
  President and Chief Executive
  Officer of Green Spring Health
  Services, Inc.

Danna Mauch Ph.D.(7).................        1997      304,500            --              --             --            33,660
  Executive Vice President and               1996      125,000        10,000              --         50,000            23,452
  President and Chief Operating
  Officer of Magellan Public
  Solutions, Inc.

------------------------

(1) Other Annual Compensation for fiscal 1997 includes country club initiation fees and dues of $42,004 for Mr. McKnight. Other Annual Compensation for fiscal 1995 includes: (a) reimbursement of relocation expenses of $157,558 and $38,289 for Messrs. Crawford and McKnight, respectively, and (b) a car allowance of $12,000 for Mr. Davis.

(2) Represents the number of stock options granted under the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1997 Stock Option Plan.

(3) All Other Compensation for fiscal 1997 includes: (a) contributions to the Company's 401(k) Plan of $5,250 for Messrs. Crawford and Davis, $3,000 for Mr. McKnight and contributions to the Green Spring 401(k) plan of $10,750 for Dr. Harbin; (b) amounts deposited in trust pursuant to the Company's Executive Benefits Plan ("EBP") of $151,816, $42,158, $38,500 and $33,660
    for Messrs. Crawford, McKnight, Davis and Dr. Mauch, respectively, and (c) premiums paid for disability insurance of $9,509 for Mr. Crawford. All Other Compensation for fiscal 1996 includes: (a) contributions to the ESOP of $18,050, $22,795 and $22,795 for Messrs. Crawford, McKnight and Davis, respectively, which represents the Company's expense (the fair value of the ESOP shares on the date earned was $699, $883 and $883 for Messrs. Crawford, McKnight and Davis, respectively); (b) contributions to the Company's 401(k) Plan of $5,250 for Mr. Crawford and contributions to the Green Spring 401(k) Plan of $10,750 for Dr. Harbin; (c) amounts deposited in trust pursuant to the EBP of $137,191, $40,150, $23,375 and $23,452 for Messrs. Crawford,
    McKnight and Davis and Dr. Mauch, respectively; (d) premiums paid for life and disability insurance of $19,840, $10,260 and $3,595 for Messrs. Crawford, McKnight and Davis, respectively; and (e) term life insurance premiums of $1,605, $686 and $684 for Messrs. Crawford, McKnight and Davis, respectively. All Other Compensation for fiscal 1995 includes: (a) contributions to the ESOP of $20,408 and $18,560 for Messrs. Crawford and Davis, respectively, which represents the Company's expense (the fair value of the ESOP shares on the date earned was $465 and $424 for Messrs. Crawford and Davis, respectively); (b) contributions to the Company's 401(k) Plan of $5,250 for Mr. Crawford; (c) amounts deposited in trust pursuant to the EBP of $104,877 and $25,897 for Messrs. Crawford and Davis, respectively; (d) premiums paid for life and disability insurance of $72,954, $11,010 and $4,410 for Messrs. Crawford, McKnight and Davis, respectively; (e) term life insurance premiums of $606, $208 and $685 for Messrs. Crawford, McKnight and Davis, respectively; and (f) amounts paid to Mr. Davis of $42,420 pursuant to Mr. Davis achieving performance goals set relating to his employment with the Company.

(4) Mr. McKnight became an employee of the Company effective March 1, 1995.

(5) In November 1997, Mr. Davis resigned his position with the Company to become President and Chief Executive Officer of Charter Behavioral Health Systems, LLC, the Company's 50% owned behavioral care provider company ("CBHS").

(6) Dr. Harbin became an executive officer of the Company effective December 13, 1995.

(7) Dr. Mauch became an employee of the Company effective May 1, 1996.

                          OPTION GRANTS IN FISCAL 1997

    The following table sets forth certain information with respect to grants of options to the Named Executive Officers who were granted options during fiscal 1997 and the potential realizable value of such options on September 30, 1997:

                                                                      INDIVIDUAL GRANTS
                                 --------------------------------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                    NUMBER OF      PERCENTAGE OF                                    ANNUAL RATES OF STOCK
                                   SECURITIES      TOTAL OPTIONS                                      PRICE APPRECIATION
                                   UNDERLYING       GRANTED TO                                         FOR OPTION TERM
                                 OPTIONS GRANTED   EMPLOYEES IN       PRICE        EXERCISE      ----------------------------
             NAME                      (#)          FISCAL 1997     PER SHARE   EXPIRATION DATE       5%             10%
-------------------------------  ---------------  ---------------  -----------  ---------------  -------------  -------------
E. Mac Crawford................        183,666(1)         11.2%     $  20.875        12/17/06    $   2,411,199  $   6,110,453
                                       750,000(3)         45.7         24.375         2/28/07       11,496,980     29,135,604
Craig L. McKnight..............         15,000(1)          0.9         20.875        12/17/06          196,923        499,041
                                        50,000(2)          3.0         23.438        11/30/05          631,648      1,570,244
Steve J. Davis.................         67,500(1)          4.1         20.875        12/17/06          886,152      2,245,683
                                       100,000(2)          6.1         23.438        11/30/05        1,263,296      3,140,488
Henry T. Harbin M.D............         25,000(1)          1.5         20.875        12/17/06          328,204        831,734
                                       100,000(3)          6.1         30.438         2/28/07        1,796,152      4,492,103

------------------------

(1) Options granted under the 1994 Stock Option Plan which become exercisable over three years at the rate of 33 1/3% of the total number of options per year.

(2) Options granted under the 1996 Stock Option Plan which became exercisable on June 17, 1997.

(3) Options granted under the 1997 Stock Option Plan, which become exercisable over three years at the rate of 33 1/3% of the total number of options per year.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                    AND OPTION VALUES AT SEPTEMBER 30, 1997

    The following table sets forth certain information with respect to options exercised by the Named Executive Officers during fiscal 1997, and the number and value of options held on September 30, 1997:

                                                                                            VALUE OF UNEXERCISED
                                                                    NUMBER OF                   LN-THE-MONEY
                                    SHARES                     UNEXERCISED OPTIONS               OPTIONS AT
                                  ACQUIRED ON     VALUE       AT SEPTEMBER 30, 1997       SEPTEMBER 30, 1997($)(1)
                                   EXERCISE     REALIZED    --------------------------  ----------------------------
              NAME                    (#)          ($)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  -----------  -----------  -----------  -------------  -------------  -------------
E. Mac Crawford.................          --    $      --      755,440        933,666   $  14,791,046   $ 7,528,618
Craig L. McKnight...............          --           --      141,667         48,333       1,648,996       611,054
Steve J. Davis..................          --           --      157,500         67,500       1,526,563       734,063
Henry T. Harbin M.D.............          --           --      100,000        125,000       1,287,500       403,125
Danna Mauch Ph.D................          --           --       50,000             --         437,500            --

------------------------

(1) The closing price for the Common Stock as reported on September 30, 1997 was $31.75. The value of unexercised in-the-money options is the difference between the per share option exercise price and $31.75, multiplied by the number of shares of Common Stock underlying in-the-money options.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for establishing policies with respect to compensation paid by the Company to its executive officers. The Compensation Committee approves the design of all compensation plans applicable to executive officers; negotiates, reviews and/or approves terms of employment agreements with certain of the Company's executive officers; reviews and approves performance goals; establishes award opportunities; determines appropriate base salaries; approves incentive award payouts and oversees the ongoing operation of the various plans as they relate to executive officers. The Compensation Committee consists of directors who are not employees of the Company and who are not eligible to participate in any of the plans that the Compensation Committee administers. A subcommittee of the Compensation Committee, which is comprised solely of "outside directors" as such term is defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), administers the Company's stock option plans and other compensation arrangements that constitute "qualified performance-based compensation," as defined by Section 162(m) of the Code.

    POLICIES.

    In 1996, the Compensation Committee retained an independent compensation consultant to advise it with respect to executive officer compensation, including base salaries, annual incentive plans, benefits and stock-based and long-term incentive compensation. The compensation consultant reviewed and researched executive pay practices in a peer group of specific for profit healthcare companies, which the Compensation Committee believes reflects the talent pool from which the Company might draw and provides a useful benchmark for the competitiveness of compensation of the Company's present executive officers. With regard to base salary, the consultant reported that the base salary of the Company's chief executive officer was between the 50th and 75th percentile of the peer group chief executive officers and that other executive officer salaries were generally near or slightly above the 75th percentiles of comparable peer group positions. With regard to annual incentive compensation, the consultant reported that the percentage of base salary paid by the Company as a bonus if the annual incentive target were met, when combined with salaries, would place total annual compensation between the 50th and 75th percentile. However, if annual incentive targets were not met and no bonus was paid, total annual compensation would be well below the 50th percentile of the peer group as previously described.

    Based in substantial part on the findings and recommendations of the independent compensation consultant, the Compensation Committee adopted the following policies with respect to executive officer compensation for fiscal 1997.

    1. BASE SALARY--Executive officer base salaries should be at approximately the 75th percentile of the peer group developed by the compensation consultant, subject to increase to a higher percentile for individual executive officers based on performance.

    2. PERFORMANCE-BASED COMPENSATION--A significant portion of executive officer compensation should be performance-based.

    In implementing these policies, the Compensation Committee has, from time to time received additional advice from outside consultants with respect to stock option plans and other incentive compensation and recommended that the Company adopt certain performance-based compensation plans. These plans were adopted by the Company after receiving necessary approvals from the Board and stockholders. The plans that are currently in force are described below:

    1997 STOCK OPTION PLAN. Under the 1997 Stock Option Plan, key employees of the Company (including executive officers) may be granted options to purchase up to 1,500,000 shares of Common Stock.

    EXECUTIVE BENEFITS PLAN. The Company adopted the EBP in 1993 on the recommendation of the compensation consultant. The EBP is funded through a performance-based component and a fixed component and has been structured to provide an incentive for executive officers to remain with the Company.

    Under the performance-based component, an amount equal to one-third of an executive officer's annual bonus, if any, is paid by the Company to a trust and invested in one or more mutual funds. The amount contributed to the trust and any appreciation or contributions is paid to the executive officer on a date selected by the executive officer prior to funding (but not earlier than two years after funding or later than normal retirement date). Payments from the trust to the executive officer are forfeited if, at the time payment would otherwise be made, the executive officer is no longer employed by the Company and is in violation of a non-competition agreement signed prior to funding.

    The fixed component of the EBP is an annual amount equal to 19.5% of the base salary of the chief executive officer and 11% of the base salary of other executive officers. At the election of each executive officer, the fixed component may be used to make additional payments to the trust described above or to purchase life or disability insurance. Amounts deposited in the trust are subject to forfeiture, as described above.

    CHIEF EXECUTIVE OFFICER COMPENSATION.  In fiscal 1997, the compensation of
E. Mac Crawford, the Company's Chief Executive Officer, included base compensation of $806,250, a bonus of $2,475,000 in connection with the closing of the sale of certain acute-care psychiatric hospital facilities to Crescent Real Estate Equities Limited Partnership (the "Crescent Transactions") (see "Certain Relationships and Related Transactions") and benefits under the EBP of $161,325. Mr. Crawford's base salary was increased to $825,000 effective March 1, 1997 at the time his employment agreement was amended. Mr. Crawford's employment agreement, as amended, also provided for the bonus described above. In negotiating the amendment to Mr. Crawford's employment agreement, the Compensation Committee considered Mr. Crawford's efforts in negotiating the Crescent Transactions and his ability to utilize funds from such transactions to expand the Company's presence in its highest growth segments, including managed care. Accordingly, the Compensation Committee believed that it was in the best interests of the Company's stockholders to compensate Mr. Crawford with a special bonus upon consummation of the Crescent Transactions and to extend his employment agreement to March 1, 2000 to allow adequate time for Mr. Crawford to oversee the implementation of the Company's long-term strategy.

    NON-DEDUCTIBILITY OF CERTAIN COMPENSATION. The Company is party to an employment agreement with Mr. Crawford. Under the terms of the agreement, the compensation paid to Mr. Crawford exceeded $1 million in fiscal 1997 and will exceed $1 million in fiscal 1998. Section 162(m) of the Code generally provides that, subject to certain exceptions, a publicly-held corporation such as the Company, may not deduct for federal income tax purposes compensation paid to any of its Named Executive Officers in excess of $1 million annually. The Compensation Committee determined that the benefit to the Company of entering into an extended employment contract with Mr. Crawford offset the potential loss of a tax deduction.

                                          A.D. Frazier, Jr. (Chairman)
                                          Andre C. Dimitriadis
                                          Edwin M. Banks
                                          Gerald L. McManis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. McManis, a member of the Compensation Committee, is the President of MAI, a healthcare development and management consulting firm. During fiscal 1997, MAI provided consulting services to the Company related to the development of strategic plans and a review of the Company's business processes. Management believes that the services received from MAI were negotiated on terms as favorable as could be obtained from an unaffiliated third party. The Company incurred approximately $825,000 in fees for such services during fiscal 1997 and reimbursed MAI approximately $60,000 for expenses. Mr. McManis is not a member of the subcommittee that administers the Company's stock option plans and other "qualified performance-based compensation."

EMPLOYMENT AGREEMENTS

    E. MAC CRAWFORD. The Company has an Employment Agreement with Mr. Crawford for a three-year term beginning March 1, 1997. The agreement provides for a base salary of $825,000 and bonus compensation payable on January 2, 1998 (the "Contract Bonus"), determined as follows: $10 million LESS (i) if none of the 462,990 options (the number of stock options held by Mr. Crawford on October 1, 1995 under the 1992 Stock Option Plan) have been exercised as of January 2, 1998, the result obtained by multiplying 462,990 by the lesser of (a) $18 LESS $4.36 (the exercise price of the stock options held by Mr. Crawford on October 1, 1995 under the 1992 Stock Option Plan) and (b) the arithmetic average of the closing sale price per share of the Common Stock for the ten trading days immediately preceding the date of payment LESS $4.36, or (ii) the sum of the result obtained by multiplying the number of stock options held by Mr. Crawford on October 1, 1995 under the 1992 Stock Option Plan that have not been exercised as of January 2, 1998 by the lesser of (a) or (b) and the result obtained by multiplying the number of stock options held by Mr. Crawford on October 1, 1995 under the 1992 Stock Option Plan that were exercised prior to January 2, 1998 by $13.64. The amount of the Contract Bonus computed in accordance with the foregoing formula was $3,684,816, which was paid to Mr. Crawford on January 2, 1998. In addition, Mr. Crawford will receive other bonuses and benefits that are provided to the Company's other executive officers. The agreement also provides for severance payments to Mr. Crawford upon termination by the Company (including certain constructive termination events, such as a substantial change in Mr. Crawford's duties, but not including termination for cause), termination due to death or disability, or upon Mr. Crawford's resignation under certain circumstances, or after a change of control (as defined in the agreement). Such severance payments would consist of five years salary at the then current salary level and the portion(s) of any bonus or other incentive compensation accrued through the date of termination. In addition, if Mr. Crawford resigns or is terminated following a change of control, Mr. Crawford will be paid a "gross-up" payment intended to compensate Mr. Crawford if certain excise taxes would be imposed under the Code in such cases. Subject to certain exceptions, the Company will be unable to deduct the compensation and severance payments to Mr. Crawford to the extent such compensation is in excess of $1 million annually.

    CRAIG L. MCKNIGHT. The Company has an Employment Agreement with Mr. McKnight for a five-term beginning March 1, 1995. The agreement provides for a base salary of $350,000 and for bonuses and life and disability insurance benefits that are competitive with similar benefits for comparable positions within the investor-owned hospital industry. The agreement also provides for severance payments upon termination without cause, termination due to death or disability, or resignation after a change of control (as defined in the agreement). Upon any such termination, Mr. McKnight would receive the greater of
(i) all salary payments that would come due during the term of the agreement subsequent to termination and (ii) two years' salary at the then current salary level and a portion of any bonus or other cash incentive compensation accrued through the date of termination.

    HENRY T. HARBIN. Green Spring has an Employment Agreement with Dr. Harbin for a three-year term beginning February 28, 1996. The agreement provides that the Company will pay Dr. Harbin a base salary, which will be fixed from time to time by the Board of Directors of Green Spring, and for fringe benefits comparable to those offered to all Green Spring employees. The Company has a Compensation Agreement with Dr. Harbin for a four-year term beginning December 13, 1995. The Compensation Agreement provides that the Company will pay Dr. Harbin a bonus, one-half of which will be paid on December 13, 1998 and the remaining one-half on December 13, 1999. The bonus will be: $2.25 million LESS the aggregate value of all cash and non-cash compensation paid or payable to Dr. Harbin by the Company during the term of the Compensation Agreement (the "Excluded Amount") other than Dr. Harbin's base salary as of December 31, 1995 and amounts paid to Dr. Harbin prior to December 13, 1995. The Compensation Agreement also provides that Dr. Harbin is entitled to receive such bonus if he is terminated without cause, terminated due to death or disability, or terminated or resigns after a change of control (as defined in the agreement). The Excluded Amount also includes the in-the-money portion of any stock options that Dr. Harbin now holds or may hold in the future. The value of the in-the-money portion of the stock options is calculated as follows: (i) for unexercised options, the value is the number of unexercised options multiplied by the average of the closing prices of the Common Stock on the New York Stock Exchange for the ten trading days preceding the payment date LESS the aggregate exercise price payable in connection with the exercise of such options, and (ii) with respect to exercised options, the value is the greater of (A) the closing prices of the Common Stock on the date of exercise multiplied by the number of options exercised in connection with such exercise LESS the aggregate exercise price payable in connection with such exercises and (B) the value that would have been ascribed to such options if the options had been valued in accordance with the provisions for unexercised options described above. The Excluded Amount does not include any value related to unvested stock options to the extent that such options will not vest in the ordinary course before the end of the term of the Compensation Agreement.

    DANNA MAUCH PH.D. The Company has an Employment Agreement with Dr. Mauch for a three-year term beginning May 1, 1996. The agreement provides for a base salary of $300,000 and for bonuses and life and disability insurance benefits that are competitive with similar benefits for comparable positions within the investor-owned hospital industry. The agreement also provides for severance payments upon termination without cause, termination due to death or disability, or resignation after a change of control (as defined in the agreement). Upon any such termination, Dr. Mauch would receive the greater of (i) all salary payments that would come due during the term of the agreement subsequent to termination and (ii) one year's salary at the then current salary level and a portion of any bonus or other cash incentive compensation accrued through the date of termination.

    EXECUTIVE BENEFITS PLAN. The terms of the EBP provide that amounts deposited in the trust on behalf of executive officers are to be paid to executive officers, together with any appreciation in such amounts, upon a change of control of the Company if the change of control occurs prior to the scheduled date for distribution of amounts held in the trust. The trust agreement defines a "change of control" as the replacement of 50% or more of the members of the Board within a 12-month period that is followed by the termination of employment within a 12-month period of one-third or more of the employees who participate in the EBP.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return of the Common Stock, the Standard & Poors ("S&P") 500 Stock Index and the Standard & Poors Hospital Management Index ("HMI") since September 30, 1992. The graph assumes $100 was invested in each of the Common Stock, the S&P 500 Stock Index and the S&P HMI and that dividends received were reinvested on the date paid. The graph does not take into account trading commissions or taxes.

                                    [GRAPH]

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of Common Stock by (i) directors, (ii) the Named Executive Officers and (iii) directors and executive officers as a group, as of November 30, 1997. Information with respect to certain significant stockholders of the Company is set forth in "Principal Holders of Common Stock."

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL         PERCENT OF
NAME                                                                          OWNERSHIP (1)(2)    TOTAL OUTSTANDING
---------------------------------------------------------------------------  ------------------  -------------------
E. Mac Crawford............................................................          817,016                2.7%
Craig L. McKnight..........................................................          146,704                  *
Henry T. Harbin M.D........................................................          108,333                  *
Danna Mauch Ph.D...........................................................           51,000                  *
Edwin M. Banks(3) .........................................................           39,500                  *
G. Fred DiBona, Jr.(4).....................................................          902,065                3.0
Andre C. Dimitriadis ......................................................           39,000                  *
A.D. Frazier, Jr. .........................................................           28,500                  *
Raymond H. Kiefer..........................................................           40,000                  *
Gerald L. McManis..........................................................           34,000                  *
Darla D. Moore(5) .........................................................        5,835,078               18.8
Jeffrey A. Sonnenfeld Ph.D.................................................               --                  *
Daniel S. Messina..........................................................               --(6)               *
All directors and executive officers as a group (12 persons) ..............        8,041,196(7)            24.2

------------------------

* Less than 1% of total outstanding.

(1) Includes 816,662, 146,667, 108,333 and 50,000 shares that Messrs. Crawford and McKnight and Drs. Harbin and Mauch, respectively, have the right to acquire upon the exercise of options and warrants within 60 days of November 30, 1997.

(2) Includes 39,000 shares that each of Messrs. Dimitriadis, Kiefer and Banks have the right to acquire, 34,000 shares that Mr. McManis has the right to acquire, 28,500 shares that Mr. Frazier has the right to acquire, 12,500 shares that Mr. DiBona has the right to acquire and 6,250 shares that Ms. Moore has the right to acquire within 60 days of November 30, 1997.

(3) Does not include shares owned by W.R. Huff Asset Management Co. LLC, a registered investment advisor ("Huff"), of which Mr. Banks disclaims beneficial ownership. Mr. Banks is a securities analyst with Huff.

(4) Includes 889,565 shares that Independence Blue Cross, a minority stockholder in Green Spring, has the right to acquire pursuant to its right to exchange its minority interest in Green Spring for shares of Common Stock pursuant to the Exchange Agreement, dated December 13, 1995, among the Company and the minority stockholders of Green Spring (the "Exchange Agreement"). See "Certain Relationships and Related Transactions." Mr. DiBona is a director and the President and Chief Executive Officer of Independence Blue Cross and disclaims beneficial ownership or all securities attributed to him because of his positions with Independence Blue Cross.

(5) Includes 3,885,832 shares owned by Rainwater-Magellan and 1,942,996 shares that Rainwater-Magellan, has the right to acquire pursuant to the Rainwater-Magellan Warrant. Ms. Moore is the spouse of Richard F. Rainwater, the sole stockholder and sole director of Rainwater, Inc., which is the sole general partner of Rainwater-Magellan.

(6) In accordance with Aetna U.S. Healthcare's policy, Mr. Messina will not accept any option grants for serving as a director.

(7) Includes 1,319,912 shares that the directors and executive officers have the right to acquire upon the exercise of options and units, 889,565 shares that Independence Blue Cross has the right to acquire and 1,942,996 shares that Rainwater-Magellan has the right to acquire upon the exercise of the Rainwater-Magellan Warrant, all of which are exercisable within 60 days of November 30, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Gerald L. McManis, a director of the Company, is the President of MAI, a healthcare development and management consulting firm. During fiscal 1997, MAI provided consulting services to the Company with respect to the development of strategic plans and a review of the Company's business processes. The Company paid approximately $825,000 in fees for such services during fiscal 1997 and reimbursed MAI approximately $60,000 for expenses.

    G. Fred DiBona, Jr., a director of the Company, is a director and the President and Chief Executive Officer of Independence Blue Cross. As of November 30, 1997, Independence Blue Cross had a 12.25% equity interest in Green Spring.

    The Company acquired a 51%-equity interest in Green Spring on December 13, 1995 for approximately $68.9 million in cash, the issuance of Common Stock valued at approximately $4.3 million and the contribution of Group Practice Affiliates, Inc., a wholly-owned subsidiary of the Company ("GPA"), to Green Spring. The Exchange Agreement provides that the minority stockholders of Green Spring, including Independence Blue Cross, have the option (the "Exchange Option"), under certain circumstances, to exchange their equity interests in Green Spring for 2,831,739 shares of Common Stock or $65.1 million in subordinated notes. In the event of an exchange, the Company may elect to pay cash in lieu of issuing subordinated notes. The Exchange Option expires on December 13, 1998. The consideration paid and terms of the Exchange Option were determined through arm's length negotiations that considered, among other factors, the historical and projected income of Green Spring and the value of GPA. The consideration paid by the Company was determined by the Board with the advice of management and the Company's investment bankers. On December 20, 1995, the Company acquired an additional 10% equity interest in Green Spring for $16.7 million in cash as a result of the exercise of the Exchange Option by a minority stockholder of Green Spring. The Company had a 61%-equity interest in Green Spring as of November 30, 1997.

    On December 13, 1995, as part of the Company's initial investment in Green Spring, Independence Blue Cross sold a 4.42% equity interest in Green Spring, in which it had a cost basis of $3.2 million, to the Company for $5.4 million in cash. The Exchange Option gives Independence Blue Cross the right, until December 13, 1998, to exchange its remaining equity interest in Green Spring for a maximum of 889,565 shares of Common Stock or $20.5 million in subordinated notes.

    The Company expects Independence Blue Cross to convert its equity interest in Green Spring into 889,565 shares of Common Stock during fiscal 1998 in connection with the Company's announced acquisition of Merit Behavioral Care Corporation ("Merit") and related transactions (collectively the "Transactions"). The Transactions are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997. See "Incorporation of Certain Documents by Reference."

    Independence Blue Cross and its affiliated entities contract with Green Spring for provider network, care management and medical review services pursuant to contractual relationships entered into on July 7, 1994, with terms of up to five years. During fiscal 1997, Independence Blue Cross and its affiliated entities paid Green Spring approximately $48.0 million for such services. As of September 30, 1997, Independence Blue Cross and its affiliated entities owed Green Spring approximately $13.6 million. Green Spring recorded revenue of approximately $47.4 million from Independence Blue Cross during fiscal 1997.

    On July 7, 1994, Independence Blue Cross sold a subsidiary to Green Spring in exchange for a $15.0 million promissory note. As of November 30, 1997, $6.0 million remained outstanding under such promissory note and is due and payable in equal installments on July 7, 1998 and 1999.

    Richard E. Rainwater and certain of his affiliates have a significant interest in Crescent and the Company. Set forth below is a summary of the interests of such persons.

    On June 17, 1997, the Company sold substantially all of its domestic acute-care psychiatric hospitals and residential treatment facilities (the "Psychiatric Hospital Facilities") to Crescent Real Estate Equities

Limited Partnership ("Crescent") for $417.2 million in cash (before costs of approximately $16 million) and warrants for the purchase of 2.5% of the common stock of Crescent Operating, Inc., an affiliate of Crescent ("COI"). Simultaneously with the sale of the Psychiatric Hospital Facilities to Crescent, the Company and COI formed Charter Behavioral Health Systems, LLC ("CBHS") to conduct the operations of the Psychiatric Hospital Facilities and certain other facilities transferred to CBHS by the Company. The Company owns a 50% interest in CBHS, which it obtained by contributing approximately $5 million of certain net assets to CBHS. The Company franchises the "CHARTER" System of behavioral healthcare to each of the Psychiatric Hospital Facilities and other facilities operated by CBHS. In exchange, CBHS pays certain franchise fees to the Company. The Company is currently in discussions with COI regarding the purchase by COI of the Company's franchise operations and all or part of the Company's interest in CBHS. There can be no assurance that any such transaction will occur.

    Crescent is the operating partnership of Crescent Real Estate Equities ("CEI"). Mr. Rainwater is the Chairman of the Board of Directors of CEI. The sole general partner of Crescent is Crescent Real Estate Equities ("Crescent GP"), which is a wholly-owned subsidiary of CEI. Mr. Rainwater owns beneficially 12.5% of Crescent, which interests consist of common stock in CEI (including common stock of CEI that may be acquired pursuant to the exercise of options) and units of ownership in Crescent. Mr. Rainwater is an affiliate of Crescent, Crescent GP and CEI.

    A total of 4,000,000 shares of Common Stock and warrants for an additional 2,000,000 shares of Common Stock were acquired by Rainwater-Magellan from the Company in the Private Placement pursuant to a Stock and Warrant Purchase Agreement and certain related agreements (the "Private Placement Agreements").

    Rainwater-Magellan owns 3,885,832 shares of Common Stock and holds a portion of the Rainwater-Magellan Warrant, which gives Rainwater-Magellan the right to purchase an additional 1,942,996 shares of Common Stock. Rainwater, Inc. is the sole general partner of Rainwater-Magellan. Richard E. Rainwater is the sole stockholder and a director of Rainwater, Inc. Mr. Rainwater has sole voting and dispositive power over the shares of Common Stock owned by Rainwater-Magellan and the shares of Common Stock underlying the Rainwater-Magellan Warrant. As a result of such relationships, Mr. Rainwater is deemed to be the beneficial owner of the shares of Common Stock held by Rainwater-Magellan, including the shares of Common Stock which can be purchased under the Rainwater-Magellan Warrant.

    Mr. Rainwater owns beneficially approximately 62.8% of Rainwater-Magellan. Mr. Rainwater's three children own beneficially an additional 4.8% of Rainwater-Magellan through a limited partnership of which Mr. Rainwater is general partner and an additional 1.2% each through trusts which are managed by an unaffiliated trustee.

    The Rainwater-Magellan Warrant entitles the holders to purchase in the aggregate, at any time prior to its January 25, 2000 expiration date, up to 2,000,000 shares of Common Stock at a purchase price of $26.15 per share. The Private Placement Agreements provide, among other things, for the adjustment of the number of shares of Common Stock that can be purchased under the Rainwater-Magellan Warrant and the purchase price, respectively, for certain dilutive events, for registration rights for the shares of Common Stock owned by Rainwater-Magellan, including those underlying the Rainwater-Magellan Warrant (which registration rights, as mentioned below, have been exercised), and for a variety of other customary provisions, including, without limitation, certain restrictions on Rainwater-Magellan's private sale of such shares, certain preemptive rights of Rainwater-Magellan to acquire additional securities issued by the Company for cash in a private placement transaction, and standstill covenants restricting the purchase of additional shares of Common Stock by Rainwater-Magellan and its affiliates in certain circumstances.

    Darla D. Moore, a director of the Company, is the spouse of Richard E. Rainwater. Under the terms of the Private Placement Agreements, Rainwater-Magellan has the right to designate a nominee acceptable to the Company for election as a director of the Company for so long as the Rainwater Group continues to own beneficially a specified minimum number of shares of Common Stock. Rainwater-

Magellan proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the Board in February 1996.

    As of November 30, 1997, Rainwater-Magellan beneficially owned 5,835,078 shares of Common Stock (including the 1,942,996 shares which can be purchased under the Rainwater-Magellan Warrant), which represented in the aggregate 18.8% of the Common Stock.

    Under the terms of the Private Placement Agreements, the Company agreed (i) to pay a transaction fee of $150,000; (ii) to reimburse certain expenses of Rainwater, Inc. in connection with the Private Placement; (iii) to pay the Rainwater Group an annual monitoring fee of $75,000 commencing on March 31, 1996; and (iv) to reimburse the Rainwater Group for reasonable fees and expenses (up to a maximum of $25,000 annually) incurred in connection with its ownership of the Common Stock and the Rainwater-Magellan Warrant. The Company also agreed under the Private Placement Agreements to reimburse the Rainwater Group in the future for one additional filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if a filing under such act is required in connection with an exercise of the Rainwater-Magellan Warrant.

    Rainwater-Magellan purchased the Common Stock and the Rainwater-Magellan Warrant on January 25, 1996. During fiscal 1997, the Company paid an aggregate of $77,019 for the annual monitoring fee and fees and expenses incurred in connection with its ownership of the Common Stock and Rainwater-Magellan Warrant. Excluded from these amounts are directors' fees and expense reimbursement paid to Ms. Moore in her capacity as a director of the Company. The Company has incurred costs to date of approximately $55,000 in connection with its registration of the shares and approximately $40,000 in costs to register the shares of Common Stock underlying the Rainwater-Magellan Warrant.

                        PROPOSED 1998 STOCK OPTION PLAN

    The following summary description of the Magellan Health Services, Inc. 1998 Stock Option Plan ("1998 Plan") is qualified in its entirety by reference to the full text of the 1998 Plan, which is attached hereto as Appendix I.

    On December 11, 1997, the Board adopted, subject to stockholder approval at the Annual Meeting, the 1998 Plan. The purpose of the 1998 Plan is to motivate and retain officers, other key employees and designated consultants of the Company and its subsidiaries who have major responsibility for the attainment of the primary long-term performance goals of the Company. The 1998 Plan will enable such officers, eligible key employees and consultants of the Company and its subsidiaries to acquire a proprietary interest in the Company through the ownership of Common Stock. Mr. Crawford, the Company's Chief Executive Officer, will not be eligible to receive option grants under the terms of the 1998 Plan.

    Under the terms of the 1998 Plan, options can be granted to participants to purchase, out of authorized but unissued Common Stock or out of shares of Common Stock held in the Company's treasury, or partly out of each, a total of 1,000,000 shares of Common Stock. Both the number of shares of Common Stock covered by the 1998 Plan and the per share exercise price of options granted are subject to adjustment upon certain changes in capitalization of the Company, such as stock splits or stock dividends.

    The 1998 Plan is administered by the Compensation Committee or such committee as may from time to time be designated by the Board to administer the 1998 Plan (the "Committee"). The Committee is required to be comprised of not fewer than two members of the Board, each of whom is a "non-employee director" as that term is defined in Rule 16b-3 under the Exchange Act and is an "outside director" as that term is defined in Treasury Regulation Section 1.162-27(e)(3). The Committee administers the 1998 Plan, selects the eligible participants to whom the options will be awarded, determines the number of shares for which options are to be awarded to each eligible participant and determines the terms and conditions of each option, subject to the provisions of the 1998 Plan. The duties of the Committee in granting options may be delegated to the Company's Chief Executive Officer with respect to any person except any person who has been designated a "named executive officer" (as defined by SEC rules) with respect to the Company's last completed fiscal year, subject to any review, approval or notification required by the Committee or as otherwise may be required by law. The Committee may from time to time prescribe, amend and rescind such rules, regulations, provisions and procedures, consistent with the terms of the 1998 Plan, as, in its opinion, may be advisable in the administration of the 1998 Plan. The Committee approves the provisions of the stock option agreements required by the 1998 Plan. Options granted under the 1998 Plan are non-qualified stock options.

    Any officer, employee or consultant of the Company or any of its subsidiaries who has been selected by the Committee or by the Company's Chief Executive Officer, as appropriate, is eligible to participate in the 1998 Plan.

    The options granted under the 1998 Plan shall have an exercise price equal to the mean between the high and the low sales prices per share of the Common Stock on the New York Stock Exchange on the date of grant of the options ("Standard Exercise Price"); provided, that the Committee or the Company's Chief Executive Officer, as appropriate, may elect to grant options at an exercise price less than the Standard Exercise Price. More than one grant of an option may be made to the same person, but no person may be granted options under the 1998 Plan to purchase in the aggregate more than 500,000 shares of Common Stock. The last reported price of the Common Stock on January 8, 1998 was $22.375 per share.

    Options granted under the 1998 Plan will be exercisable to the extent vested. An option vests over such period specified in the stock option agreement, which may include a period of time over which vesting can occur if certain financial, operating or other designated targets are met (a "Performance Vesting Period"), if the optionee remains an employee or a consultant of the Company or of a subsidiary of the

Company on the vesting dates occurring during such period, and/or on such other terms and conditions as may be set forth in the stock option agreement. The Committee or the Chief Executive Officer, as appropriate, shall determine the Performance Vesting Period and all other vesting conditions, and shall also determine the designated targets relevant to any Performance Vesting Period. Options granted pursuant to the 1998 Plan that are vested may be exercised in whole or in part by the optionee from time to time, but in no event later than December 31, 2008. All unvested options fully vest and are immediately exercisable upon any "change of control," defined as the effective date of (i) the sale, lease, transfer or other disposition in one or more related transactions of all or substantially all of the Company's assets, to any person or related group of persons (including a "group" as such term issued in Section 13(d)(3) of the Exchange Act), (ii) the merger or consolidation of the Company with or into another corporation, the merger of another corporation into the Company or any transaction with the effect that the stockholders of the Company immediately prior to such transaction hold less than 50% of the total voting power or the voting stock of the surviving corporation resulting from such consolidation or such other transaction, (iii) any person or related group of persons holding 30% or more of the voting power or voting stock of the Company, or (iv) the liquidation or dissolution of the Company. The 1998 Plan specifically excludes from the definition of "change of control" any transaction involving the Company's ownership interest in CBHS or any transaction occurring on or after December 1, 1997 that involves either the sale of all or substantially all of the assets used by the Company or by one or more of its subsidiaries in the hospital franchise business or the sale of the stock of one or more of the Company's subsidiaries in such business. The exercise price is payable upon the exercise of the option in cash.

    The 1998 Plan provides that: (i) upon the termination of employment or a consulting relationship for any reason except death or total disability, unvested options granted will terminate on the date of termination of employment or a consulting relationship and vested options on the date of such termination may be exercised during the six months following thereafter or during such longer period as set forth in the stock option agreement (but not after expiration of term of the option); (ii) upon total disability of a participant, vested options on the date the participant became totally disabled may be exercised by the participant within 12 months from the date of total disability of the participant or within such longer period as set forth in the stock option agreement (but not after expiration of term of the option); and (iii) upon the death of a participant, the vested options on the date of the participant's death may be exercised by the legal representative, heir or legatee within 12 months of the date of death of the participant or within such longer period as set forth in the stock option agreement (but not after expiration of the term of the option).

    Options under the 1998 Plan must be granted on or before December 31, 2001. No option granted under the 1998 Plan may be assigned or transferred by the participant except by will or by the laws of descent or distribution.

    Subject to certain limitations set forth in the 1998 Plan, the Board may at any time or from time to time terminate, modify or amend the 1998 Plan. No amendment may be made without stockholder approval if such approval is required for continued compliance with Rule 16b-3 of the Exchange Act, by other applicable law or regulation or by the rules of any stock exchange on which the Common Stock is listed for trading. The termination or any modification or amendment of the 1998 Plan or options thereunder may not, without the consent of the participant, affect such person's rights under an option previously granted.

    Under the Code and current regulations, a participant is not subject to any federal income tax upon the grant of an option under the 1998 Plan and the grant of an option will not result in an income tax deduction for the Company.

    Upon the exercise of an option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of purchase over the exercise price. At that time the Company will be entitled to a deduction in an amount equal to the amount taxable to the participant as income, provided the Company satisfies applicable federal income tax reporting requirements. The sale or other taxable disposition of shares of Common Stock acquired upon exercise of an option generally will result in a short or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares of Common Stock when the option was exercised.

VOTE REQUIRED

    Approval and adoption of the 1998 Plan by stockholders requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting. Assuming the existence of a quorum, abstentions will be treated as a vote against the 1998 Plan and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    THE BOARD HAS UNANIMOUSLY APPROVED THE 1998 PLAN AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE 1998 PLAN. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE 1998 PLAN.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, certain officers and persons who own more than 10% percent of the Common Stock to file reports of ownership and changes in ownership with the SEC and furnish copies of such reports to the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that all persons who are required to comply with the Section 16(a) filing requirements with respect to the Common Stock have complied with such filing requirements on a timely basis, except for the following executive officers and directors who filed their Form 5s approximately two weeks late:
Edwin M. Banks, John D. Bartlett, E. Mac Crawford, Steve J. Davis, John M. DeStefanis, G. Fred DiBona, Jr., Andre C. Dimitriadis, A.D. Frazier, Jr., Henry
T. Harbin M.D., Raymond H. Kiefer, Richard M. Mastaler, Danna Mauch Ph.D., Craig
L. McKnight, Howard A. McLure, Gerald L. McManis, Jeffrey A. Sonnenfeld Ph.D. and Darla D. Moore.

                             ADDITIONAL INFORMATION

ATTENDANCE

    Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of Common Stock having evidence of such ownership and guests of the Company.

STOCKHOLDER PROPOSALS

    In order to be included in the proxy statement and form of proxy for the 1999 Annual Meeting, a stockholder proposal must be in writing and received by the Company by the close of business on September 11, 1998. All stockholder proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326.

OTHER BUSINESS

    Management does not know of any other matters that may properly come before the Annual Meeting other than those described above. If any other matter properly comes before the meeting, all properly executed proxies delivered pursuant to this solicitation will be voted on any such matters in the discretion of the Proxies.

INDEPENDENT ACCOUNTANTS

    The Company expects to retain Arthur Andersen LLP as its independent accountants for the fiscal year ended September 30, 1998 upon written acceptance of an engagement letter, which is expected to occur no later than June 30, 1998. Arthur Andersen LLP served as the Company's independent accountants for the fiscal year ended September 30, 1997. Representatives of such firm will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents or portions of documents filed by the Company with the SEC are incorporated herein by reference:

        (i) The Company's Annual Report on Form 10-K for fiscal year ended September 30, 1997;

        (ii) The Company's Current Report on Form 8-K, dated December 17, 1997; and

       (iii) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since January 9, 1998.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Annual Meeting is held shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in this Proxy Statement) will be provided without charge to each person to whom this Proxy Statement is delivered, upon written or oral request. Copies of this Proxy Statement as amended or supplemented from time to time, or any other documents (or parts of documents) that constitute part of this Proxy Statement will be provided without charge to each such person, upon written or oral request. Requests should be directed to Magellan Health Services, Inc., Attn: Kevin Helmintoller, Vice President-Investor Relations, 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, (404) 841-9200. These documents may also be accessed from the SEC Internet site, which is located at www.sec.gov.

                                                                      APPENDIX I

                        PROPOSED 1998 STOCK OPTION PLAN

                         MAGELLAN HEALTH SERVICES, INC.
                             1998 STOCK OPTION PLAN

    1. Purpose. The purpose of the Magellan Health Services, Inc. 1998 Stock Option Plan is to motivate and retain officers and other key employees and designated consultants of Magellan Health Services, Inc. and its Subsidiaries who have major responsibility for the attainment of the primary long-term performance goals of Magellan Health Services, Inc.

    2. Definitions. The following terms shall have the following meanings:

    "Board" means the Board of Directors of the Corporation.

    "Change in Control" means the effective date of the occurrence of one or more of the following events: (i) the sale, lease, transfer or other disposition, in one or more related transactions, of all or substantially all of the Corporation's assets to any person or related group of persons, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, (ii) the merger or consolidation of the Corporation with or into another corporation, the merger of another corporation into the Corporation or any other transaction, to the extent that the stockholders of the Corporation immediately prior to any such transaction hold less than 50 percent of the total voting power or of the voting stock of the surviving corporation resulting from any such transaction,
(iii) any person or related group of persons, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, whether such person or group of persons is a stockholder of the Corporation, holds 30 percent or more of the voting power or of the voting stock of the Corporation, or (iv) the liquidation or dissolution of the Corporation. Notwithstanding any provisions hereof to the contrary, the term Change in Control shall not be construed to apply to any transaction involving the Corporation's ownership interest in Charter Behavioral Health Services, LLC or to any transaction occurring on or after December 1, 1997 that involves either the sale of all or substantially all of the assets used by the Corporation or by one or more of its affiliates in the hospital franchise business or the sale of the stock of one or more of the Corporation's affiliates in such business.

    "Code" means the Internal Revenue Code of 1986, as amended, and the rules promulgated thereunder.

    "Committee" means a committee of two or more members of the Board constituted and empowered by the Board to administer the Plan in accordance with its terms.

    "Corporation" means Magellan Health Services, Inc., a Delaware corporation.

    "Director" means a member of the Board.

    "Disability" means a physical or mental condition under which the Participant qualifies for (or will qualify for after expiration of a waiting period) disability benefits under the long-term disability plan of the Corporation or a Subsidiary that employs such Participant (or would have so qualified if the Participant had been an employee of the Corporation or a Subsidiary) .

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means: (1) if the Stock is listed on a national securities exchange (as such term is defined by the Exchange Act) or is traded on the Nasdaq National Market System on the date of award or other determination, the price equal to the mean between the high and low sales prices of a share of Stock on said national securities exchange or on said Nasdaq National Market System on that date (or if no shares of the Stock are traded on that date but there were shares traded on dates within a reasonable period both before and after such date, the Fair Market Value shall be the weighted average of the means between the high and low sales prices of the Stock on the nearest date before and the nearest date after that date on which shares of the Stock are traded); (2) if the Stock is traded both on a national securities exchange and in the over-the-counter market, the Fair Market Value shall be determined by the prices on the national securities exchange; and (3) if the Stock is not listed for trading on a national securities exchange and is not traded on the Nasdaq National Market System or otherwise in the over-the-counter market, then the Committee shall determine the Fair Market Value of the Stock from time to time in its sole discretion.

    "Option" means an Option granted pursuant to Section 6.

    "Participant" means an employee of or a consultant to the Corporation or any of its Subsidiaries who is selected to participate in the Plan in accordance with Section 4.

    "Performance Vesting Period" means that period of time over which vesting can occur if certain financial, operating or other designated targets are met.

    "Plan" means the Magellan Health Services, Inc. 1998 Stock Option Plan, as amended.

    "Stock" means the common stock, par value $0.25 per share, of the Corporation.

    "Stock Option Agreement" means the written agreement or instrument that sets forth the terms of an Option granted to a Participant under this Plan.

    "Subsidiary" means any corporation, as defined in Section 7701 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, of which the Corporation, at the time, directly or indirectly, owns 50% or more of the outstanding securities having ordinary voting power to elect directors (other than securities having voting power only by reason of a contingency).

    3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee, acting in its sole discretion, shall exercise such powers and take such action as expressly called for under this Plan and, further, shall have the power to interpret the Plan, to determine the terms of each Stock Option Agreement (subject to the provisions of the Plan) and (subject to Section 19 and Rule 16b-3 under the Exchange Act, if applicable) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. All actions of the Committee shall be binding on the Corporation, on each affected Participant and on each other person directly or indirectly affected by such action. No member of the Board shall serve as a member of the Committee unless such member is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and is an "outside director" as such term is defined in Treasury Regulation
Section 1.162-27(e)(3). The Committee shall have the right to delegate to the chief executive officer of the Corporation the authority to select Participants, to grant Options and to set the terms of Stock OptionAgreements (except with respect to any person who, with respect to the last completed fiscal year of the Corporation, has been designated by the Corporation as a named executive officer of the Corporation, as that term is defined in Item 402(a)(3) of Regulation S-K, issued by the Securities and Exchange Commission), subject to any review, approval or notification required by the Committee or as otherwise may be required by law.

    4. Participation. Participants in the Plan shall be limited to those officers (other than the Chief Executive Officer of the Corporation) and employees of or consultants to the Corporation or any of its Subsidiaries who have been selected to participate in the Plan.

    5. Maximum Number of Shares Subject to Options. Subject to the provisions of
Section 9, there shall be 1,000,000 shares of Stock reserved for use under this Plan, and such shares of Stock shall be reserved to the extent that the Committee and the Board deems appropriate from authorized but unissued shares of Stock or from shares of Stock which have been reacquired by the Corporation. Any shares of Stock subject to any Option which remain unpurchased upon the cancellation, expiration, exchange or forfeiture of such

Option shall again become available for use under this Plan. All authorized and unissued shares issued upon exercise of Options under the Plan shall be fully paid and nonassessable shares.

    6. Grant of Options. The Committee, acting in its sole discretion, shall have the right to grant Options to Participants under this Plan from time to time; provided, that the maximum number of shares of Stock issuable upon exercise of Options shall not exceed 1,000,000, subject to adjustment as provided in Section 9. No Option shall be granted after December 31, 2001. The maximum number of shares of Stock that may be covered by Options granted to any Participant under the Plan shall not exceed 500,000, subject to adjustment as provided in Section 9.

    7. Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by Stock Option Agreements in such form as the Committee from time to time shall approve, including any such terms and conditions not inconsistent with the provisions set forth in the Plan as the Committee may determine; provided, that such Stock Option Agreements and the Options granted shall comply with and be subject to the following terms and conditions:

    (a) Employment. Each Participant shall agree to remain in the employ of or to serve as a consultant to and, in either such capacity, to render services to the Corporation or a Subsidiary thereof for such period as the may be required in the Stock Option Agreement; provided, that such agreement shall not impose upon the Corporation or any Subsidiary thereof any obligation to retain the Participant in its employ or as a consultant for any period.

    (b) Number of Shares. Each Stock Option Agreement shall state the total number of shares of Stock to which it pertains.

    (c) Exercise Price. The exercise price per share for Options shall be Fair Market Value of the Stock on the date of grant, subject to adjustment as contemplated by Section 9; provided, that the Committee or the chief executive officer (pursuant to a delegation under Section 3 hereof), acting in its or his sole discretion, may elect to grant Options with an exercise price per share below the Fair Market Value of the Stock on the date of grant.

    (d) Medium and Time of Payment. The exercise price shall be payable upon the exercise of the Option, or as provided in Section 7(e) if the Corporation adopts a broker-directed cashless exercise/resale procedure, in each case in an amount equal to the number of shares then being purchased times the per share exercise price. Payment shall be in cash.

    In addition to the payment of the purchase price of the shares of Stock then being purchased, a Participant shall also, pursuant to Section 16, pay to the Corporation or otherwise provide for payment of an amount equal to the amount, if any, which the Corporation at the time of exercise is required to withhold under the income tax withholding provisions of the Code and other applicable income tax laws.

    (e) Method of Exercise. All Options shall be exercised (i) by written notice directed to the Secretary of the Corporation at its principal place of business, accompanied by payment of the option exercise price, in accordance with the foregoing subsection (d), for the number of shares specified in the notice of exercise and by any documents required by Section 14, or (ii) by complying with the exercise and other provisions of any broker-directed cashless exercise/resale procedure adopted by the Corporation and approved by the Committee, and by delivery of any documents required by Section 14. The Corporation shall make delivery of such shares within a reasonable period of time or in accordance with applicable provisions of any such broker-directed cashless exercise/resale procedure; provided, that if any law or regulation requires the Corporation to take any action (including but not limited to the filing of a registration statement under the Securities Act of 1933 and causing such registration statement to become effective) with respect to the shares specified in such notice before their issuance, then the date of delivery of such shares shall be extended for the period necessary to take such action.

    (f) Term of Options. Except as otherwise specifically provided in the Plan, the terms of all Options shall commence on the date of grant and shall expire not later than December 31, 2008.

    (g) Exercise of Options. Options are exercisable only to the extent they are vested as provided in the Stock Option Agreement. After Options have vested in accordance with the terms of the Stock Option Agreement, such Options are exercisable at any time, in whole or in part during their terms if the Participant is at the time of exercise employed by or a consultant to the Company or a Subsidiary. If a Participant's employment or consulting relationship with the Corporation or any Subsidiary is terminated for any reason other than death or disability, the vested portion of each Option held by such Participant on the date of such termination may be exercised (1) for six (6) months following the date of such termination, or (2) for such longer period of time as may be set forth in the Stock Option Agreement (but not in either case after expiration of the term of the Option). In the event of the death or Disability of a Participant, the vested portion of each Option held by such Participant on the date of such event may be exercised (1) for 12 months of the date of such event, or (2) if longer, for such period of time as may be set forth in the Stock Option Agreement (but not in either case after the expiration of the term of the Option).

    In the event of the death of a Participant, the vested portion of each Option previously held by such Participant may be exercised within the time set forth above by the executor, other legal representative or, if none, by the heir or legatee of such Participant.

    (h) Adjustments Upon Changes in Capitalization. Upon a change in capitalization pursuant to Section 9, the number of shares covered by an Option and the per share option exercise price shall be adjusted in accordance with the provisions of Section 9.

    (i) Transferability. No Option shall be assignable or transferable by the Participant except by will or by the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer; and, during the lifetime of a Participant, all Options held by such Participant shall be exercisable only by him or by his lawful representative in the event of his incapacity.

    (j) Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by his Option until the date of the issuance of the shares to him and only after such shares are fully paid. Unless specified in Section 9, no adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

    (k) Miscellaneous Provisions. The Stock Option Agreements authorized under the Plan may contain such other provisions not inconsistent with the terms of this Plan as the Committee shall deem advisable.

    8. Vesting. Options granted under this Plan shall be exercisable only to the extent such Options have become vested pursuant to this Section 8. An Option shall vest (1) over such period as specified in the Stock Option Agreement, including provisions for accelerated vesting during a Performance Vesting Period, if the Participant is an employee of or a consultant to the Company or a Subsidiary on the vesting dates occurring during such period, and/or (2) on such other terms and conditions as may be set forth in the Stock Option Agreement. The Committee or the chief executive officer (pursuant to a delegation under Section 3 hereof) shall determine the Performance Vesting Period and all other vesting conditions, and shall also determine the designated targets relevant to the Performance Vesting Period.

    9. Change in Capitalization. If the Stock should, as a result of a stock split or stock dividend, combination of shares, recapitalization or other change in the capital structure of the Corporation or exchange of Stock for other securities by reclassification or otherwise, be increased or decreased or changed into, or exchanged for, a different number or kind of shares or other securities of the Corporation, or any other corporation, then the number of shares covered by Options, the number and kind of shares which thereafter may be distributed or issued under the Plan and the per share option price of Options shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent dilution of or increase in the rights granted to, or available for, Participants.

    10. Fractional Shares. In the event that any provision of this Plan or a Stock Option Agreement would create a right to acquire a fractional share of Stock, such fractional share shall be disregarded.

    11. Successor Corporation. If the Corporation is merged or consolidated with another corporation or other legal entity and the Corporation is not the surviving corporation or legal entity, or in the event all or substantially all of the assets or common stock of the Corporation is acquired by another corporation or legal entity, or in the case of a dissolution, reorganization or liquidation of the Corporation, the Board, or the board of directors or governing body of any corporation or other legal entity assuming the obligations of the Corporation hereunder, shall either: (i) make appropriate provision for the preservation of Participants' rights under the Plan in any agreement or plan it may enter into or adopt to effect any of the foregoing transactions; or (ii) upon written notice to each Participant, provide that all Options, whether or not vested, may be exercised within thirty days of the date of such notice and if not so exercised, shall be terminated.

    12. Change in Control. Notwithstanding any provisions in the Plan to the contrary, in the event of a Change in Control, any unvested and outstanding Options awarded to Participants under the Plan prior to such Change in Control automatically shall become fully vested and exercisable in accordance with the terms thereof.

    13. Non-Alienation of Benefits. Except insofar as applicable law otherwise may require, (i) no Options, rights or interest of Participants or Stock deliverable to any Participant at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any such amount, whether presently or thereafter payable, shall be void; and (ii) to the fullest extent permitted by law, the Plan shall in no manner be liable for, or subject to, claims, liens, attachments or other like proceedings or the debts, liabilities, contracts, engagements or torts of any Participant or beneficiary. Nothing in this Section 13 shall prevent a Participant's rights and interests under the Plan from being transferred by will or by the laws of descent and distribution; provided, that no transfer by will or by the laws of descent and distribution shall be effective to bind the Corporation unless the Committee or its designee shall have been furnished before or after the death of such Participant with a copy of such will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

    14. Listing and Qualification of Shares. The Corporation, in its sole discretion, may postpone the issuance or delivery of shares of Stock until completion of any stock exchange listing, or other qualification or registration of such shares under any state or federal law, rule or regulation, as the Corporation may consider appropriate, and may require any Participant to make such representations, including, but not limited to, a written representation that the shares are to be acquired for investment and not for resale or with a view to the distribution thereof, and to furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable law, rules and regulations. The Corporation may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

    15. No Claim or Right Under the Plan. No employee of the Corporation or any Subsidiary shall at any time have the right to be selected as a Participant in the Plan nor, having been selected as a Participant and granted an Option, to be granted any additional Option. Neither the action of the Corporation in establishing the Plan, nor any action taken by it or by the Board or the Committee thereunder, nor any provision of the Plan, nor participation in the Plan, shall be construed to give, and does not give, to any person the right to be retained in the employ of the Corporation or any Subsidiary, or interfere in any way with the right of the Corporation or any Subsidiary to discharge or terminate any person at any time without regard to the effect such discharge or termination may have upon such person's rights, if any, under the Plan.

    16. Taxes. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Options under the Plan, including, but not limited to, (i) deducting the amount required to be withheld from salary or any other amount then or thereafter payable to a Participant, beneficiary or legal representative, (ii) requiring a Participant, beneficiary or legal representative to pay to the Corporation the amount required to be withheld as a condition of releasing the Stock, or (iii) complying with applicable provisions of any broker-directed cashless exercise/resale procedure adopted by the Corporation pursuant to Section 7(e).

    17. No Liability of Directors. No member of the Board or the Committee shall be personally liable by reason of any contract or other instrument executed by such member on his behalf in his capacity as a member of the Board or Committee, nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer and Director, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan to the fullest extent permitted or required by the Corporation's governing instruments and, in addition, to the fullest extent of any applicable insurance policy purchased by the Corporation.

    18. Other Plans. Nothing contained in the Plan is intended to amend, modify or rescind any previously approved compensation plans or programs entered into by the Corporation or its Subsidiaries. The Plan shall be construed to be in addition to any and all such plans or programs. No award of Options under the Plan shall be construed as compensation under any other executive compensation or employee benefit plan of the Corporation or any of its Subsidiaries, except as specifically provided in any such plan or as otherwise provided by the Committee. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power or authority of the Board to adopt such additional compensation or incentive arrangements as the Board may deem necessary or desirable.

    19. Amendment or Termination. This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, no such amendment shall be made absent the approval of the stockholders of the Corporation: (1) if stockholder approval of such amendment is required for continued compliance with Rule 16b-3 of the Exchange Act, or (2) if stockholder approval of such amendment is required by any other applicable laws or regulations or by the rules of any stock exchange as long as the Stock is listed for trading on such exchange. The Committee also may suspend the granting of Options under this Plan at any time and may terminate this Plan at any time; provided, the Corporation shall not have the right to modify, amend or cancel any Option granted before such suspension or termination unless (1) the Participant consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of the Corporation or a transaction described in Section 11 of this Plan.

    20. Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not, in any manner, define or limit the scope or intent of any provisions of the Plan.

    21. Governing Law. The Plan and all rights thereunder shall be governed by, and construed in accordance with, the laws of the State of Georgia, without reference to the principles of conflicts of law thereof.

    22. Expenses. All expenses of administering the Plan shall be borne by the Corporation.

    23. Effective Date. The Plan shall be effective as of the date of its adoption by the Board, subject to approval of this Plan by the stockholders of the Corporation after the date of its adoption.

                         MAGELLAN HEALTH SERVICES, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 6, 1998

    The undersigned appoints E. MAC CRAWFORD and CRAIG L. McKNIGHT, or either of them, as proxies, each with full power of substitution, to represent and to vote all shares of Common Stock of Magellan Health Services, Inc. held by the undersigned at the annual meeting of stockholders to be held on February 6, 1998, at 10:00 A.M., local time, at 191 Peachtree Street, 50th Floor, Atlanta, Georgia, and at any adjournment or postponement (the "Annual Meeting") upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the Annual Meeting. The proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement as designated below, and in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

1.  ELECTION OF DIRECTORS                                                                      / / FOR All Nominees Listed Below
                                                                                               / / WITHHOLD AUTHORITY to Vote
                                                                                                   For All Nominees Listed
                                                                                                   Below:

         ANDRE C. DIMITRIADIS, A. D. FRAZIER, JR., G. FRED DIBONA, JR.
TO WITHHOLD AUTHORITY TO VOTE FOR LESS THAN ALL NOMINEES WRITE THE NAME OF SUCH
                         NOMINEE(S) ON THE LINE BELOW:

2.  PROPOSAL TO APPROVE THE COMPANY'S PROPOSED 1998 STOCK OPTION PLAN:                         / / FOR
                                                                                               / / AGAINST
                                                                                               / / ABSTAIN

--------------------------------------------------------------------------------

                          (CONTINUED ON REVERSE SIDE)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.
                                             DATED _______________________, 1998
                                             ___________________________________
                                             ___________________________________
                                             Signature of Stockholder

Please sign exactly as your name or names appear hereon. Where more than one owner is shown, each should sign. Persons signing in a fiduciary or representative capacity should give full title. If this proxy is submitted by a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.